UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 12, 2015

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Lagoon Drive, 4th Floor

Redwood City, California 94065

(650) 598-6000

(Addresses of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2015, the Compensation Committee of the Board of Directors (the “Board”) of Equinix, Inc. (“Equinix”) approved the Equinix 2015 Incentive Plan (the “2015 Plan”) for eligible employees of Equinix, including executive officers, for the fiscal year ending December 31, 2015.

Under the 2015 Plan, an annual target bonus amount will be assigned to each executive officer. The annual target bonus amounts under the 2015 Plan will be a percentage of each executive’s base salary, ranging from 70% to 125% depending on the executive’s position, and will be payable in cash. The actual annual bonus is determined on the basis of Equinix’s performance against revenue (weighted at 50%) and adjusted funds from operations (“AFFO”) (weighted at 50%) goals, as set forth in the Board-approved operating plan, adjusted from time to time throughout the plan year. The goals will exclude the impact of one-time events affecting the operating plan, such as expansion projects or acquisitions not contemplated in the operating plan, and will exclude the impact of fluctuations in foreign currencies against the foreign currency rates applied in the operating plan. 100% of the 2015 Plan will be funded if the revenue and AFFO goals are met. For every 1% below operating plan for revenue, the revenue portion of the bonus pool shall be reduced by 20%, and for every 1% below operating plan for AFFO, the AFFO portion of the bonus pool shall be reduced by 20%. No bonuses will be paid if revenue and AFFO are 95% or less of the approved operating plan goals. In addition, at its discretion the Compensation Committee may reduce or eliminate the actual award that otherwise would be payable should economic conditions warrant it.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

DATE: February 17, 2015	By:	/s/ Keith D. Taylor
Keith D. Taylor
Chief Financial Officer